UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 20, 2012
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-33706 (Commission File Number)	98-0399476 (IRS Employer Identification No.)

500 North Shoreline, Ste. 800N Corpus Christi, Texas (Address of principal executive offices)	78401 (Zip Code)

(512) 828-6980
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ X ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01          Entry into a Material Definitive Agreement.

On January 20, 2012, Uranium Energy Corp. (the "Company" or "UEC") and Cue Resources Ltd. ("Cue") entered into a definitive Arrangement Agreement (the "Arrangement Agreement") pursuant to which UEC is to acquire all of the issued and outstanding common shares of Cue (the "Cue Shares") in exchange for common shares of UEC (the "UEC Shares") by way of a court approved plan of arrangement (the "Arrangement") completed under the Business Corporations Act of British Columbia (collectively, the "Transaction"). The purpose of the Arrangement is for UEC to acquire Cue and its wholly-owned subsidiary, holding an undivided 100% legal and beneficial interest in and to certain concession contracts covering a 230,650-hectare uranium exploration property located in southeastern Paraguay and known as the Yuty Project.

Under the terms of the Arrangement, Cue's shareholders will receive 0.0195 of one UEC Share for every one Cue Share held (the "Exchange Ratio"). With 119,808,067 Cue Shares outstanding, it is anticipated that approximately 2,336,260 UEC Shares will be issued to the former Cue shareholders upon completion of the Arrangement, representing approximately 3.1% of the total issued and outstanding common stock of UEC.

Pursuant to the terms of the Arrangement Agreement, UEC will assume the obligations of Cue in respect of the outstanding options ("Cue Options") and outstanding common share purchase warrants ("Cue Warrants") of Cue. Provided the Arrangement is completed, holders of Cue Options and Cue Warrants will thereafter be entitled to receive UEC Shares, rather that Cue Shares, upon exercise of such Cue Options and Cue Warrants, as the case may be, after the effective date, on the same basis as Cue Shares were previously issuable on exercise thereof, adjusted to give effect to the Exchange Ratio.

The Arrangement has been approved unanimously by the Boards of Directors of each of UEC and Cue and will be subject to, among other things, the approval of the Supreme Court of British Columbia and the approval of shareholders holding at least two-thirds of the Cue Shares represented in person or by proxy at a special meeting of Cue shareholders (the "Meeting") to be called to consider the Arrangement. The Meeting is expected to take place on or about March 26, 2012, with closing expected to occur as soon as possible thereafter. In addition to shareholder and court approvals, the proposed Arrangement is subject to applicable regulatory approvals and the satisfaction of certain other closing conditions customary in transactions of this nature. The Transaction is expected to be completed on or around March 31, 2012.

The Board of Directors of Cue is expected to provide a written recommendation that the Cue shareholders vote their shares in favor of the Arrangement in the management information circular (the "Information Circular") to be prepared and mailed by Cue in connection with the proposed Arrangement.

The Arrangement Agreement contains customary representations, warranties and covenants. Among these covenants, Cue has agreed not to solicit alternative transactions, except that Cue may do so, pursuant to a limited exception contained in the Arrangement Agreement, in respect of an alternative transaction that constitutes, or would reasonably be expected to lead to, a superior proposal. Cue has also provided UEC with certain other customary rights, including a right to amend the Arrangement Agreement with a view to matching any competing offer. In the event that the Arrangement is not completed, Cue has agreed, under certain circumstances, to pay UEC a termination fee equal to USD $300,000.

As contemplated by the Arrangement Agreement, UEC expects to apply to list its shares issuable under the proposed Arrangement on the NYSE Amex equities exchange on closing. It is anticipated that the shares of CUE will be delisted from the TSX Venture Exchange following completion of the Arrangement.

The foregoing description of the Arrangement and the Arrangement Agreement is not complete and is qualified in its entirety by reference to the Arrangement Agreement, and the Plan of Arrangement attached as Schedule "1" thereto, which is filed as Exhibit 10.1 hereto. Pursuant to the terms of the Arrangement Agreement, Cue provided a Target Disclosure Letter to UEC, dated January 20, 2012, which is filed as Exhibit 10.2 hereto.

In connection with the Arrangement Agreement and in order to assist Cue with various costs associated with the completion of the Transaction, UEC has agreed to provide Cue, prior to and concurrent with the intended closing of the Transaction, a USD $335,000 loan on the terms set out in a Secured Loan Agreement, dated January 20, 2012, between UEC and Cue (the "Loan Agreement") to be used as agreed to between UEC and Cue pursuant the Loan Agreement. A copy of the Loan Agreement is attached hereto as Exhibit 10.3. The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement.

In conjunction with the Arrangement Agreement, the directors and officers of Cue, together with certain additional shareholders of Cue, entered into voting agreements (the "Voting Agreements") with UEC as of January 25, 2012, pursuant to which they have agreed to vote their Cue Shares in favor of the Arrangement. The Cue Shares subject to the Voting Agreements represent approximately 51.8% of Cue's outstanding common shares as of January 20, 2012. A copy of the Form of Voting Agreement is attached hereto as Exhibit 10.4 hereto. The foregoing description of the Form of Voting Agreement is qualified in its entirety by reference to the full text of the Form of Voting Agreement.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01          Financial Statements and Exhibits
Exhibit No.	Description
10.1	Arrangement Agreement, dated January 20, 2012, between Uranium Energy Corp. and Cue Resources Ltd.
10.2	Target Disclosure Letter pursuant to the Arrangement Agreement, dated January 20, 2012.
10.3	Secured Loan Agreement, dated January 20, 2012, between Uranium Energy Corp. and Cue Resources Ltd.
10.4	Form of Lock-Up Agreement between Uranium Energy Corp. and certain shareholders of Cue Resources Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM ENERGY CORP.
DATE: January 26, 2011	By: /s/ Mark Katsumata Mark Katsumata Secretary, Treasurer and CFO

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